                                                                  EXHIBIT 2.1
                                                                  EXECUTION COPY





                            ASSET PURCHASE AGREEMENT



                                    BETWEEN



                         MASTERVIEW WINDOW COMPANY LLC



                                      AND



                             ATRIUM COMPANIES, INC.



                                  DATED AS OF



                                 MARCH 4, 1998

                               TABLE OF CONTENTS

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                                                        ARTICLE 1

                                                      DEFINED TERMS

         1.1     Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     References and Titles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                                        ARTICLE 2

                                               SALE AND PURCHASE OF ASSETS

         2.1     Agreement to Sell and Buy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.3     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.4     Assumption of Liabilities by Buyer; Discharge of Excluded Liabilities by Seller  . . . . . . . . . .  16
         2.5     Deemed Assignment of Contracts.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.6     Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                        ARTICLE 3

                                              REPRESENTATIONS AND WARRANTIES

         3.1     Representations and Warranties Regarding Seller. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.2     Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.3     Representations and Warranties of Stockholder  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                        ARTICLE 4

                                        COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1     Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                            ARTICLE 5
                                                 ADDITIONAL AGREEMENTS OF SELLER

         5.1     No Solicitation of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.2     Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.3     Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.4     Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.5     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36





                                      (i)
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         5.6     Deposit of Checks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.7     Name Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.8     Seller Noncompetition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.9     Stockholder Non-Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.10    Publicker Environmental Matter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                                        ARTICLE 6

                                                    COVENANTS OF BUYER

         6.1     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.2     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.3     Confidentiality Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                                        ARTICLE 7

                                                     MUTUAL COVENANTS

         7.1     Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.2     Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.3     Bulk Sales Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.4     Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.5     Warn Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.6     Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         7.7     Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                        ARTICLE 8

                                                   CONDITIONS PRECEDENT

         8.1     Conditions to Each Party's Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.2     Conditions to Obligation of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.3     Conditions to Obligations of the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                                                        ARTICLE 9

                                                         CLOSING

         9.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.2     Actions to Occur at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43





                                      (ii)
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                                                        ARTICLE 10

                                            TERMINATION, AMENDMENT AND WAIVER

         10.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         10.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                                        ARTICLE 11

                                                     INDEMNIFICATION

         11.1    Indemnification of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.2    Indemnification of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.3    Defense of Third-Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.4    Direct Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         11.5    Limitations on Indemnified Representation Costs  . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         11.6    Recourse for Publicker Environmental Matter  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.7    Minimum Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.8    Instructions to Escrow Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                                        ARTICLE 12

                                                    GENERAL PROVISIONS

         12.1    Survival of Representations, Warranties, and Covenants . . . . . . . . . . . . . . . . . . . . . . .  49
         12.2    Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.3    Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.4    Waiver of Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.5    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.6    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.7    Expenses and Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.8    Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         12.9    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         12.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         12.11   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         12.12   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         12.13   Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         12.14   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         12.15   Director and Officer Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         12.16   [Intentionally Omitted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         12.17   No Waiver Relating to Claims for Fraud . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53





                                     (iii)

EXHIBITS:

*Exhibit A       --       Form of Bill of Sale and Assignment
*Exhibit B       --       Form of Assumption Agreement
*Exhibit C       --       Form of Closing Escrow Agreement
*Exhibit D       --       Form of Opinion of Bingham Dana LLP
*Exhibit E       --       Form of Opinion of Vinson & Elkins L.L.P.





* The above exhibits have been omitted. The Company will provide them to the Securities and Exchange Commission supplementally upon request.





                                      (iv)

SCHEDULES:

*Schedule 2.2(e)          --      Excluded Choses in Action
*Schedule 2.2(g)          --      Excluded Personal Property
*Schedule 2.2(h)          --      Excluded Contracts
*Schedule 3.1(a)          --      Qualification to do Business and Good Standing
*Schedule 3.1(b)          --      Subsidiaries
*Schedule 3.1(e)          --      Unrecorded Liabilities and Conduct of Business
*Schedule 3.1(f)          --      Material Licenses
*Schedule 3.1(g)          --      Litigation
*Schedule 3.1(h)          --      Insurance
*Schedule 3.1(i)          --      Owned Real Property
*Schedule 3.1(j)          --      Real Property and Personal Property Leases
*Schedule 3.1(k)          --      Personal Property
*Schedule 3.1(l)          --      Liens and Encumbrances
*Schedule 3.1(m)          --      Environmental Matters
*Schedule 3.1(o)          --      Certain Agreements
*Schedule 3.1(p)          --      Employee Benefit Matters; Labor
*Schedule 3.1(q)          --      Intellectual Property
*Schedule 3.1(r)          --      Affiliate Relationships
*Schedule 3.1(s)          --      Assets
*Schedule 3.1(v)          --      Customers and Sales
*Schedule 3.1(w)          --      Warranty Matters
*Schedule 4.1             --      Employee Benefit Modifications
*Schedule 7.5             --      Terminated Employees
*Schedule 8.2(d)          --      Real Estate Title Commitment





* The above exhibits have been omitted. The Company will provide them to the Securities and Exchange Commission supplementally upon request.





                                      (v)

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 4, 1998, between Masterview Window Company LLC, a Delaware limited liability company ("Seller"), and Atrium Companies, Inc., a Delaware corporation ("Buyer").

                                R E C I T A L S

         A. Seller desires to sell and Buyer desires to buy substantially all the assets used or held for use by Seller, both tangible and intangible, excluding the Excluded Assets (as hereinafter defined), and, in connection therewith, Buyer will assume substantially all of the liabilities of the Seller described in this Agreement, excluding the Excluded Liabilities (as hereinafter defined), and by so doing to acquire Seller's window and door manufacturing, sale, distribution and installation business (the "Business") upon the terms and conditions hereinafter set forth.

                              A G R E E M E N T S

         NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                 DEFINED TERMS

         1.1 DEFINED TERMS. The following terms shall have the following meanings in this Agreement:

                 "Accounts Receivable" means all of Seller's accounts receivable (as would be classified as accounts receivable on the asset side of a balance sheet of the Seller prepared in accordance with GAAP) which are unpaid as of the close of business on the Closing Date.

                 "Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

                 "Applicable Laws" means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over the Seller, its subsidiaries, the Assets or the Business, as may be in effect on or prior to the Closing.

                 "Assets" means all the tangible and intangible assets owned, leased or licensed by Seller, whether or not reflected on the Financial Statements or Balance Sheet of Seller, but specifically excluding therefrom the Excluded Assets.

                 "Assumed Contracts" means all of the Seller's rights under all Contracts, including the contracts listed on Schedule 3.1(o) hereto, and any such other contracts entered into by the Seller prior to the Closing consistent with the Seller's obligations under Section 4.1 hereof (but excluding any rights or obligations thereunder which constitute an Excluded Asset or Excluded Liability).

                 "Assumption Agreement" means the Assumption Agreement between Buyer and Seller substantially in the form of Exhibit B.

                 "Balance Sheet" has the meaning set forth in Section 3.1(e).

                 "Balance Sheet Date" has the meaning set forth in Section
3.1(e).

                 "Benefit Program or Agreement" has the meaning set forth in
Section 3.1(p)(i).

                 "Bill of Sale and Assignment" means the Bill of Sale and Assignment executed by Seller substantially in the form of Exhibit A.

                 "Business" has the meaning set forth in the first recital to this Agreement.

                 "Business Day" means any other day than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York or Dallas, Texas are authorized or required to be closed.

                 "Buyer" has the meaning set forth in the first paragraph of this Agreement and includes its permitted successors and assigns.

                 "Buyer Indemnified Costs" means (a) Buyer Indemnified Representation Costs; (b) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) incurred by any of the Buyer Indemnified Parties resulting from any of the Excluded Liabilities (other than those identified in subsection (iv) and (viii) of the definition thereof); (c) Buyer Indemnified Covenant Costs which do not constitute Buyer Indemnified Representation Costs; (d) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of the Publicker Environmental Matter; (e) the items indemnified against pursuant to Section 2.3(c), Section 7.3, Section
7.5 or Section 7.7; and (f) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing; provided, however, that insofar as the items in this clause (f) relate to the items in clause (a) above, such items shall constitute Buyer Indemnified Representation Costs.

                 "Buyer Indemnified Covenant Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by Seller of any covenant or agreement under this Agreement (including Seller's agreement to discharge the Excluded Liabilities as set forth in Section 2.4), the other Transaction Documents or any agreement or document executed in connection herewith.

                 "Buyer Indemnified Parties" means Buyer and each officer, director, employee, consultant, stockholder, and Affiliate of Buyer.

                 "Buyer Indemnified Representation Costs" means (i) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by Seller of any of the representations or warranties under this Agreement, (ii) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs resulting from the Excluded Liabilities described in subsection
(iv) of the definition thereof and (iii) if the Closing occurs, Buyer Indemnified Covenant Costs arising from a breach by Seller of any covenant or agreement to have been performed or complied with by Seller prior to Closing.

                 "CERCLA" has the meaning set forth in the definition of Environmental Laws contained in this Section 1.1.

                 "Choses in Action" means a right to receive or recover property, debt, or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements.

                 "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article 9.

                 "Closing Date" means the date of the Closing specified in
Article 9.

                 "Closing Escrow Agreement" means the Closing Escrow Agreement among Seller, Buyer and Escrow Agent substantially in the form attached hereto as Exhibit C.

                 "Code" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

                 "Commonly Controlled Entity" has the meaning set forth in
Section 3.1(p)(iii).

                 "Company Reports" has the meaning set forth in Section 3.1(e).

                 "Contracts" means all agreements, contracts, or other binding commitments or arrangements, written or oral (including any amendments and other modifications thereto), to which Seller is a party or is otherwise bound and which affect or relate to the Assets or the Business.

                 "Debt", without duplication, means (a) all indebtedness (including the principal amount thereof, or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of Seller and its subsidiaries, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all deferred indebtedness of Seller and its subsidiaries for the payment of the purchase price of property or assets purchased, (c) all obligations of Seller and its subsidiaries to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) any outstanding reimbursement obligation of Seller and its subsidiaries with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of Seller, (e) any payment obligation of Seller and its subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any Lien existing on any of the Assets, whether or not indebtedness secured thereby shall have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of Seller and its subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, and (h) all premiums, penalties and change of control payments required to be paid in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, as used in this Agreement, Debt will not include any current liabilities to the extent that such current liabilities are considered in the calculation of Estimated Working Capital.

                 "Employee Benefit Plans" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of Seller or any member of the ERISA Group maintained by any such entity or as to which any such entity has any liability or obligation.

                 "Environmental Costs or Liabilities" has the meaning set forth in Section 3.1(m)(iv).

                 "Environmental Laws" means all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public or employee health and safety including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Authority, as each of the foregoing may be amended and in effect on or prior to the Closing.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA Group" shall mean the collective reference to Seller and any other trades or businesses under common control with Seller within the meaning of Section 4001(b)(1) of ERISA.

                 "Escrow Agent" means Norwest Bank Texas, N.A. and includes its successors and assigns.

                 "Estimated Working Capital" has the meaning set forth in
Section 2.3(d).

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                 "Excluded Assets" has the meaning set forth in Section 2.2.

                 "Excluded Contracts" has the meaning set forth in Section
2.2(h).

                 "Extraordinary Payments" means payments or other distributions required to be made, pursuant to any oral or written contracts or other agreements, to any directors, officers, employees or agents of the Seller or its subsidiaries as a result of the transactions contemplated by the Transaction Documents, including all severance payments, termination payments or other amounts payable (including, without limitation, the estimated costs of benefits required to be provided) under the terms of any employment agreement determined as if the employee's employment with the Seller or its subsidiaries was terminated after the occurrence of a "change of control" or other similar event (whether such payments or other distributions are paid on or before the Closing Date or are payable on or after the Closing Date); provided, however, that no such payments or distributions shall be deemed to be Extraordinary Payments to the extent that the obligation to make such payment or distribution is accrued on the Final Balance Sheet.

                 "Final Adjustment" has the meaning set forth in Section
2.3(f).

                 "Final Balance Sheet" has the meaning set forth in Section 2.3(d).

                 "Final Working Capital" has the meaning set forth in Section 2.3(d).

                 "Financial Statements"has the meaning set forth in Section 3.1(e).

                 "GAAP" means generally accepted accounting principles in the United States.

                 "Governmental Entity" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

                 "Hazardous Substances" has the meaning set forth in Section 3.1(m).

                 "HSR Act" has the meaning set forth in Section 3.1(d).

                 "Indemnification Holdback Amount" has the meaning set forth in
Section 2.3(e).

                 "Indemnified Costs" means the Buyer Indemnified Costs or the Seller Indemnified Costs, as the case may be.

                 "Indemnified Covenant Costs" means the Buyer Indemnified Covenant Costs or the Seller Indemnified Covenant Costs, as the case may be.

                 "Indemnified Parties" means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.

                 "Indemnifying Party" means any person who is obligated to provide indemnification hereunder.

                 "Initial Adjustment" has the meaning set forth in Section 2.3(d)(i).

                 "Intellectual Property" means all Trademarks, Know-how, copyrights, copyright registrations and applications for registration, Patents, business names (including the right to use the name "Masterview Window Company, Inc.," or derivatives thereof) and all other intellectual property rights (including Internet Domain Names), whether registered or not, licensed to or owned by Seller, including the goodwill related to the foregoing.

                 "Inventory" means all inventory owned by Seller, including, without limitation, all inventory of raw materials or supplies, components, work in process and finished products.

                 "Know-how" means all plans, design drawings, specifications and performance criteria, operating instructions and maintenance manuals, manufacturing information (including production documentation, methods, layouts and supplier and cost information), copies of on-site computer software and related documentation (including, without limitation, source and object code to the extent available), prototypes, models or samples, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary technical and business information owned by or licensed to Seller.

                 "Knowledge" means, with respect to a specified party hereto, the actual knowledge of such party. With respect to Seller, "Knowledge" shall mean the actual knowledge of Fred Bengtson, Robert Deakin or Michael Easterly. With respect to Buyer, "Knowledge" shall mean the actual knowledge of Randall
S. Fojtasek or Jeff Hull.

                 "Leased Real Property" means all of the Seller's leasehold interests, easements, licenses, rights to access and rights-of-way, including those interests which are identified in

Schedule 3.1(j), as modified by any addition or deletion thereto permitted by
Section 4.1 between the date hereof and the Closing Date.

                 "Licenses" means all licenses, permits, or authorizations issued to Seller by any Governmental Entity, including those listed on Schedule 3.1(f), with any additions thereto between the date hereof and the Closing Date.

                 "Liens" has the meaning set forth in Section 3.1(l).

                 "Material Adverse Effect" means a material adverse effect on the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), liabilities, or prospects of the Seller.

                 "Minimum Loss" has the meaning set forth in Section 11.5(a).

                 "Owned Real Property" means those parcels of real property owned in fee by Seller as listed on Schedule 3.1(i), and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, including any right, title, and interest of Seller in and to any street or other property adjoining any portion of such property.

                 "Patents" means all patent and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, and extensions of the foregoing) owned by Seller or for which Seller has applied.

                 "PBGC" has the meaning set forth in Section 3.1(p)(iii).

                 "Permits" has the meaning set forth in Section 3.1(m).

                 "Permitted Encumbrances" has the meaning set forth in Section 8.2(d).

                 "Permitted Liens" has the meaning set forth in Section 3.1(k).

                 "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

                 "Personal Property" means all of the machinery, equipment, computer programs, computer software, installations, tools, motor vehicles, fixtures, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, fittings, tractors, trailers, and other tangible or intangible personal property which are owned or leased by Seller, including the personal property which is listed on Schedule 3.1(k) hereto, together with any additions thereto between the date hereof and the Closing Date less any dispositions made in accordance with Section 4.1. The term Personal Property includes all of the capital stock of Seller's wholly-owned subsidiary, Masterview of California, Inc., a Delaware corporation. The term Personal Property shall not include any of the Excluded Assets.

                 "Plan" has the meaning set forth in Section 3.1(p)(i).

                 "Publicker Asset Purchase Agreement" means that certain asset purchase agreement dated August 16, 1996 among Masterview Window Company, Inc., Publicker Industries Inc., Hanten Acquisition Co. and Masterview Acquisition Corp., pursuant to which Seller acquired the Business.

                 "Publicker Environmental Escrow Agreement" means that certain environmental escrow agreement dated as of October 31, 1996 among Masterview Acquisition LLC, Publicker Industries Inc., Hanten Acquisition Co., Masterview Window Company, Inc. and Citizens Trust Company, as escrow agent.

                 "Publicker Environmental Matter" means the matter disclosed on
Schedule 3.1(m).

                 "Publicker Escrow Agreement" means that certain escrow agreement dated as of October 31, 1996 among the Seller, Publicker Industries Inc., Hanten Acquisition Co., Masterview Window Company, Inc. and Citizens Trust Company, as escrow agent.

                 "Purchase Price" means the consideration payable by Buyer to Seller as provided in Section 2.3 hereof.

                 "Real Property" means the Leased Real Property and the Owned Real Property.

                 "Reductions" has the meaning set forth in Section 2.3(c).

                 "Reductions Notice" has the meaning set forth in Section
2.3(c).

                 "Referee" has the meaning set forth in Section 2.3(d).

                 "Schedules" means the Schedules attached hereto.

                 "SEC" means the United States Securities and Exchange
Commission.

                 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                 "Seller" has the meaning set forth in the first paragraph of this Agreement.

                 "Seller Indemnified Costs" means (a) Seller Indemnified Representation Costs; (b) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) incurred by any of the Seller Indemnified Parties resulting from any Assumed Obligation or from Buyer's ownership of the Assets or operation or control of the Business on and after the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring after the Closing Date; (c) Seller Indemnified Covenant Costs; (d) the items indemnified against pursuant to Section 5.3 or Section

7.5; and (e) any and all actions, suits, proceedings claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing; provided, however, that insofar as the items in this clause (e) relate to the items in clause (a) above, such items shall constitute Seller Indemnified Representation Costs.

                 "Seller Indemnified Covenant Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of any breach or default by Buyer of any covenant or agreement under this Agreement, the other Transaction Documents or any agreement or document executed in connection herewith.

                 "Seller Indemnified Parties" means Seller and each officer, director, employee, consultant, stockholder, member and Affiliate of Seller.

                 "Seller Indemnified Representation Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of any breach or default by Buyer of any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith.

                 "Seller Transaction Costs" means the aggregate amount of all fees, costs and expenses of the Seller (whether incurred on behalf of the Seller or on behalf of any of Seller's stockholders) incurred in connection with this Agreement or the transactions contemplated hereby (whether incurred before or after the Closing Date), including, without limitation, any investment banking, accounting, advisory, brokers, finders, escrow agent or legal fees paid to any Governmental Entity or third party (but only to the extent that such fees, costs and expenses have not been paid by the Seller before the Closing Date).

                 "Stockholder" means BancBoston Ventures Inc., a Massachusetts corporation.

                 "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns or has rights to acquire, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                 "Taxes" means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Entity and any payments with respect thereto required under any tax-sharing agreement.

                 "Tax Returns" means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                 "Trademarks" means (a) trademarks, service marks, trade names, trade dress, labels, product configurations, logos, and all other names and slogans associated with, or embodying the goodwill of, Seller or the Business, whether or not registered, and any applications or registrations therefor and
(b) any goodwill or common law rights associated therewith owned by Seller.

                 "Transaction Documents" has the meaning set forth in Section 3.1(c).

                 "Warranty Deed" means an Arizona general warranty deed in form and substance reasonably acceptable to the Title Company pursuant to which Seller conveys to Buyer the Owned Real Property at the Closing.

                 "Working Capital" means, as of the close of business on the Closing Date, the sum of all current assets of Seller and its consolidated subsidiaries (excluding the Excluded Assets) minus the sum of all current liabilities of Seller and its consolidated subsidiaries (excluding the liabilities identified in the Reductions Notice and any deferred revenue liabilities), each as determined in accordance with GAAP applied on a basis consistent with the Balance Sheet (provided that no liabilities or reserves reflected on the Balance Sheet shall be increased or reduced except in the ordinary course of business and consistent with past practices). Notwithstanding the foregoing, for purposes of calculating Working Capital any Accounts Receivable that fail to conform with the representations and warranties set forth in Section 3.1(u) shall not be considered current assets.

                 "Working Capital Holdback Amount" has the meaning set forth in
Section 2.3(b).

                 "Working Capital Statement" has the meaning set forth in
Section 2.3(d).

         1.2 REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," " and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                   ARTICLE 2

                          SALE AND PURCHASE OF ASSETS

         2.1 AGREEMENT TO SELL AND BUY. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer hereby agrees to purchase on the Closing Date, all of the Assets, free and clear of any Liens or liabilities (except for Permitted Liens and liabilities assumed by Buyer in accordance with Section 2.4). The Assets to be assigned, transferred and delivered by Seller hereunder shall include the following:

                 (a)      All Personal Property;

                 (b)      All Leased Real Property;

                 (c)      All Owned Real Property;

                 (d)      All Licenses and Permits;

                 (e)      All Assumed Contracts;

                 (f)      All Intellectual Property;

                 (g)      All Accounts Receivable;

                 (h) All technical information and data, machinery and equipment warranties (to the extent such warranties are assignable), if any, maps, plans, diagrams, blueprints and schematics of Seller, if any, and goodwill relating to the foregoing;

                 (i) All books and records of Seller (excluding those included in the Excluded Assets), including executed copies of the Assumed Contracts;

                 (j) To the extent assignable, all computer programs and software, and all rights and interests of Seller in and to any computer programs and software;

                 (k) Except for claims relating to Taxes, and the Choses in Action described in Schedule 2.2(e), all Choses in Action of Seller; and

                 (l) All intangible assets of Seller not specifically described above, including goodwill of the Business, and all other assets owned, leased or licensed by Seller, other than the Excluded Assets.

         2.2 EXCLUDED ASSETS. The Excluded Assets shall consist of the following:

                 (a) Seller's books and records relating solely to internal corporate matters;

                 (b) Any claims, rights and interest of Seller in and to any refunds of Taxes which relate solely to any period ending prior to the Closing Date;

                 (c) Except as contemplated in Section 7.4(c), all insurance contracts, including the cash surrender value thereof, and all rights to make any claims or receive any proceeds thereunder;

                 (d) All Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with the Employee Benefit Plans, except to the extent provided in Section 7.7(c);

                 (e) All Choses in Action, if any, of Seller (i) relating to Taxes or (ii) described in Schedule 2.2(e);

                 (f) All tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date as permitted pursuant to Section 4.1 hereof;

                 (g) The personal effects and other personal property, if any, identified on Schedule 2.2(g);

                 (h) Any rights or obligations of the Seller under the Contracts listed on Schedule 2.2(h) (the "Excluded Contracts");

                 (i) Any of the Seller's cash, marketable securities, commercial paper and cash equivalents or other investments, on hand or in bank accounts and intercompany accounts;

                 (j) The consideration received by the Seller pursuant to this Agreement; and

                 (k) The rights of the Seller under this Agreement and the other Transaction Documents.

         2.3     PURCHASE PRICE.

                 (a) General. The Purchase Price for the Assets is $25,500,000 (the "Purchase Price"); provided, however, that the Purchase Price shall be adjusted as hereinafter provided to reflect (i) any Reductions, as described in Section 2.3(c), and (ii) the Final Working Capital as described in Sections 2.3(d) and 2.3(f).

                 (b) Working Capital Holdback Amount. At the Closing, Buyer shall deposit pursuant to the Closing Escrow Agreement $250,000 of the Purchase Price pending the Final Adjustment (the "Working Capital Holdback Amount").

                 (c)      Reductions to the Purchase Price.

                          (i) The Purchase Price payable to the Seller shall be reduced by (A) any Debt of Seller or its subsidiaries outstanding as of the Closing Date (to the extent that such Debt is not included in the determination of the Estimated Working Capital),
         (B) any Extraordinary Payments payable by Seller or its subsidiaries as a result of the transactions contemplated by this Agreement, and
         (C) any Seller Transaction Costs payable whether incurred before or after the Closing Date (the amounts described in clauses (A), (B) and (C) being hereinafter referred to, collectively, as the "Reductions").

                          (ii) No later than 10:00 a.m. (Dallas, Texas time) on the Closing Date, Seller shall deliver to Buyer a written notice (the "Reductions Notice") setting forth (A) the aggregate amount of the Reductions, which amount shall include (1) the payments required to be made in order for the Debt to be repaid in full and retired as of the Closing Date, and (2) the amount of each Extraordinary Payment and Seller Transaction Cost to be made, (B) the names of the persons to whom such payments are to be made; and (C) wiring instructions for the recipients of such payments. At the Closing, an amount of the Purchase Price equal to the sum of the Reductions shall be applied by the Buyer, on behalf of the Seller, to the payment and retirement in full of the Debt and the payment of any Extraordinary Payments and Seller Transaction Costs identified in such notice. The Seller shall indemnify Buyer pursuant to the provisions of Article 11 for the amount of any Reductions not set forth in the Reductions Notice.

                 (d)      Working Capital Adjustments.

                          (i) No later than the close of business on the Business Day immediately prior to the scheduled Closing Date, Seller shall deliver to Buyer (A) a statement containing a good faith estimate of Working Capital as of the close of business on the Closing Date (the "Estimated Working Capital") and (B) a certificate of the chief executive officer and the chief financial officer of Seller certifying that the Estimated Working Capital has been calculated in accordance with this Agreement. The Estimated Working Capital shall be calculated by Seller in accordance with GAAP applied on a basis consistent with the Balance Sheet, except as otherwise contemplated by this Agreement. Seller shall, and Seller shall request Coopers & Lybrand L.L.P., accountants for Seller, to consult in good faith with Buyer and Coopers & Lybrand L.L.P., accountants for Buyer, when calculating the Estimated Working Capital. The inventory valuation reflected on the statement of Estimated Working Capital shall be based on a physical inventory to be conducted by Seller on February 28, 1998 rolled forward to the Closing Date. Buyer and its representatives shall have the right to observe the physical inventory. If the Estimated Working Capital exceeds $2,945,000, then the Purchase Price payable by Buyer on the Closing Date will be increased by an amount equal to the amount by which Estimated Working Capital exceeds $2,945,000. If the Estimated Working Capital is less than $2,945,000, then the Purchase Price payable by Buyer on the Closing Date will be decreased by an amount equal to the amount by which $2,945,000 exceeds Estimated Working Capital. Any adjustment to the Purchase Price payable by the Buyer on the Closing Date is referred to as the "Initial Adjustment" and shall be subject to subsequent adjustment as described in Section 2.3(f) below.

                          (ii) No later than 45 days after the Closing Date, Buyer shall cause to be prepared and delivered to the Seller (A) a balance sheet for the Company as of 11:59 p.m. on the Closing Date (but giving effect to the payments that have been made pursuant to Section 2.3(c)), which shall be audited by Coopers & Lybrand L.L.P., accountants for Buyer, together with the related report of such firm (the "Final Balance Sheet") and (B) a statement of Working Capital as determined from the Final Balance Sheet (the "Working Capital Statement"). The Final Balance Sheet shall be prepared in accordance with GAAP, applied in a manner consistent with the preparation of the Closing Balance Sheet, except as otherwise contemplated by this Agreement, and shall fairly present the financial position of the Business as of the close of business on the Closing Date (but giving effect to the payments that have been made pursuant to Section 2.3(c)). If within fifteen days following delivery of the Working Capital Statement to the Seller, the Seller has not given the Company written notice of its objection to the Working Capital Statement (such notice to contain a statement describing the basis of such objection), then the Working Capital reflected on the Working Capital Statement shall be deemed final and conclusive and shall be the "Final Working Capital." If the Seller gives such written notice of objection within such fifteen day period and the Buyer and the Seller are unable to resolve the dispute within the five day period following such notice of objection, then the issues in dispute will be submitted for resolution to a "big six" accounting firm to be selected jointly by the Seller and Buyer within the following fifteen days or, if they fail to agree, such accounting firm shall be Deloitte & Touche LLP, Dallas, Texas (it being understood that Deloitte & Touche LLP, Dallas, Texas was chosen because of representations made that neither Buyer and its Affiliates nor the Seller and its Affiliates have a material relationship with such office, and if such parties, prior to the calculation of the Final Working Capital, develop a material relationship with such office, the party having such relationship shall promptly notify the other party of such relationship and the parties will select another office of Deloitte & Touche LLP or another "big 6" accounting firm with which none of such parties has a material relationship to serve as the accountants) (the "Referee"). The Referee shall determine the Final Working Capital within thirty days after the dispute is submitted to it. If issues in dispute are submitted to the Referee for resolution, (1) each party will furnish to the Referee such work papers and other documents and information relating to the disputed issues as the Referee may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of Final Working Capital and to discuss such determination with the Referee; (2) the determination by the Referee of Final Working Capital, as set forth in a written notice delivered to both parties by the Referee, will be binding and conclusive on the parties; and (3) the Seller and the Buyer will each bear one-half of the fees and expenses of the Referee for such determination; provided, that if the difference between the Final Adjustment (as defined below) and the Final Adjustment that would have resulted from the use of the proposed calculations of one of the parties hereto (the "Erroneous Party") is more than twice as great as the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the other party's proposed calculations, the Erroneous Party shall pay all of the fees and expenses of the Referee.

                 (e) Payments at Closing. At the Closing, subject to the satisfaction of the other terms and conditions of this Agreement, Buyer shall:

                          (i) pay or cause to be paid to the Seller cash, via wire transfer of immediately available funds to an account designated by the Seller, in an amount equal to the Purchase Price, as adjusted in accordance with the provisions of Sections 2.3(c) and 2.3(d)(i), minus the sum of (A) the Working Capital Holdback Amount and (B) $1,000,000 (the "Indemnification Holdback Amount");

                          (ii) wire transfer such amounts required to repay in full any Debt and to make any Extraordinary Payments and pay any Seller Transaction Costs in accordance with the Reductions Notice;

                          (iii) deposit or cause to be deposited the Working Capital Holdback Amount with the Escrow Agent; and

                          (iv)    deposit or cause to be deposited the
         Indemnification Holdback Amount with the Escrow Agent.

                 (f) Final Adjustment. Once the dollar amount of the Final Working Capital has been finally determined, as described in Section 2.3(d)(ii), the Purchase Price shall be recalculated pursuant to the formula contained in Section 2.3(d)(i) using the Final Working Capital as determined pursuant to Section 2.3(d)(ii) in lieu of the Estimated Working Capital used in the Initial Adjustment. If the Purchase Price as adjusted pursuant to this paragraph 2.3(f) (the "Final Adjustment") is greater than the Purchase Price as adjusted pursuant to the Initial Adjustment, the Buyer shall pay such excess to the Seller in cash and Seller and Buyer shall promptly (but in any event no later than the third Business Day following the determination of the Final Working Capital) instruct the Escrow Agent to release the Working Capital Holdback Amount to Seller pursuant to the terms of the Closing Escrow Agreement. If the Purchase Price as adjusted pursuant to the Final Adjustment is less than the Purchase Price as adjusted pursuant to the Initial Adjustment and the amount of such excess is less than the Working Capital Holdback Amount, Seller and Buyer shall promptly (but in any event no later than the third Business Day following the determination of the Final Working Capital) instruct the Escrow Agent to release the amount of such excess to Buyer and to release the remaining portion of the Working Capital Holdback Amount to Seller in accordance with the terms of the Closing Escrow Agreement. If the Purchase Price as adjusted pursuant to the Final Adjustment is less than the Purchase Price as adjusted pursuant to the Initial Adjustment and the Amount of such excess is more than the Working Capital Holdback Amount, Seller and Buyer shall promptly (but in any event no later than the third Business Day following the determination of the Final Working Capital) instruct the Escrow Agent to release the Working Capital Holdback Amount to Buyer in accordance with the terms of the Closing Escrow Agreement and Seller shall pay the remaining portion of such excess to Buyer in cash. Any cash amount required to be paid by Buyer or Seller pursuant to this Section 2.3(f) shall be paid by the Buyer or the Seller, as the case may be, on the third Business Day following the determination of Final Working Capital, in immediately available funds by wire transfer to such bank account as the Buyer or the Seller, as applicable, shall specify.

         2.4 ASSUMPTION OF LIABILITIES BY BUYER; DISCHARGE OF EXCLUDED LIABILITIES BY SELLER. (a) As of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform all of Seller's obligations and liabilities of any nature, fixed or contingent, known or unknown, including liabilities for product warranty claims and product returns, excluding however:

                          (i) any liabilities for Debt of the Seller or its subsidiaries;

                          (ii) liabilities and obligations of the Seller or its subsidiaries under the Excluded Contracts;

                          (iii) any unpaid Taxes which are not accrued on the Final Balance Sheet;

                          (iv) any Employee Benefit Plan obligations which are not accrued on the Final Balance Sheet; provided, however, that in no event shall the liabilities relating to the costs of employee bonuses, incentive compensation and related payroll Taxes that Seller is required to pay pursuant to Section 7.7 be assumed by Buyer;

                          (v) any liability or obligation of the Seller or its subsidiaries with respect to any uncleared checks issued by Seller which are outstanding on the Closing Date (all of which will be paid by Seller);

                          (vi) any liability with respect to any of the matters disclosed on Schedule 3.1(g) and Part I of Schedule 3.1(m);

                          (vii)   any obligation of the Seller or its
         subsidiaries to any of Seller's stockholders or any of their subsidiaries or affiliates; and

                          (viii) any liabilities or obligations of Seller under this Agreement or the other Transaction Documents.

The liabilities and obligations to be assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Assumed Liabilities" and the liabilities and obligations that are not assumed by Buyer under this Agreement are hereinafter sometimes referred to as "Excluded Liabilities". This Section
2.4 is not intended to and shall not benefit any person other than Seller and Buyer. Nothing in this Section 2.4 shall create or be construed as creating any third party beneficiary right in any person.

                 (b) All of the Excluded Liabilities shall remain and be the obligations and liabilities of Seller, and Buyer shall have no liability or responsibility for any of the obligations arising therefrom. Seller hereby covenants and agrees with Buyer that it shall, subject to the terms and conditions set forth herein (including those set forth in Article 11), perform and discharge all of its obligations relating to Excluded Liabilities.

         2.5 DEEMED ASSIGNMENT OF CONTRACTS. To the extent that the assignment hereunder of any of the Assumed Contracts shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in a loss or diminution thereof; provided, however, that Seller shall cooperate, at Buyer's expense, with Buyer to establish a reasonable arrangement designed to provide Buyer with the benefits and burdens of any Assumed Contract, including appointing Buyer to act as its agent to perform all of Seller's obligations under such Assumed Contract and to collect and promptly remit to Buyer all compensation received by Seller pursuant to such Assumed Contract and to enforce, for the account and benefit of Buyer, any and all rights of Seller against any other person arising out of the breach or cancellation of such Assumed Contract by such other person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); provided, that from and after Closing, the Seller shall have no liability to the Buyer in the event that any Assumed Contract requiring consent to assignment hereunder (or which by its terms is non-assignable) is terminated.

         2.6 ALLOCATION. On or before the date (the "Allocation Date") that is the later of (a) 30 days after the Closing Date or (b) ten days after a determination of Final Working Capital pursuant to Section 2.3(d), Seller and Buyer shall negotiate in good faith an allocation of the Purchase Price among the Assets (as well as any liabilities assumed by Buyer) that complies with
Section 1060 of the Code with respect to the allocation of the Purchase Price. If the allocation is not agreed upon on or before the Allocation Date, then Buyer and Seller agree that the allocation shall be made and consistently reported by Buyer and Seller in compliance with Section 1060 based upon an asset valuation supplied by an appraiser to be jointly selected by Buyer and Seller. The cost of such appraisal shall be divided equally between the Seller and the Buyer. Buyer will order such appraisal from the selected appraiser as soon as practicable after such date such appraiser is selected. The appraisal, if required, shall be provided to Seller within 45 days after the date of such order.


                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES REGARDING SELLER. Seller represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement):

                 (a) Organization, Good Standing, Etc. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state listed on Schedule 3.1(a). Seller has delivered to Buyer true and complete copies of its Certificate of Formation and Operating Agreement, as in effect at the date of this Agreement. Seller is not in violation of any provisions of its Certificate of Formation or Operating Agreement.

                 (b) Subsidiaries of Seller. Schedule 3.1(b) sets forth a true and complete list of all of the Seller's subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other equity interests owned the Company or another subsidiary of the Company. Except as disclosed on Schedule 3.1(b), Seller does not own, directly or indirectly, any equity interest in, any other corporation, partnership, or other person or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, or other person. Schedule 3.1(b) also sets forth the capitalization of the subsidiary of the Company listed on Schedule 3.1(b), including the number of authorized shares of each class of capital stock and the par value (if any) thereof, the number of shares of each class of capital stock held in the treasury of the subsidiary, and the number of issued and outstanding shares of each class of capital stock and the names of (and number of shares held by) the record owners thereof. All issued and outstanding shares of capital stock of each such subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. There are no outstanding options, warrants or other securities convertible into or exchangeable for capital stock of any such subsidiary.

                 (c) Authority. Seller has all requisite power and authority to enter into this Agreement, the Bill of Sale and Assignment, the Closing Escrow Agreement and each other agreement, document, and instrument required to be executed by the Seller in accordance herewith (collectively, the "Transaction Documents") to which Seller is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Seller. The Transaction Documents have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of Seller enforceable against Seller in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 (d) No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by Seller do not and the performance by Seller of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.1(d) or with respect to the contracts listed on Schedule 3.1(o), (A) violate, conflict with, or result in any breach of any provision of Seller's Certificate of Formation or Operating Agreement, (B) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Seller or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any Lien, upon any of the Assets under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Seller or any of its subsidiaries is a party or by which or to which it or any of the Assets may be bound or subject, other than where such violation, conflict, default or other occurrence would not have a Material Adverse Effect, or (C) violate any order, writ, judgment, injunction, decree, statute, law, rule, or regulation of any Governmental Entity applicable to Seller or any of its subsidiaries or by which or to which any of the Assets is bound or subject, other than where such violation, conflict, default or other occurrence would not have a Material Adverse Effect. No Consent of any Governmental Entity is required by or with respect to Seller or any of its subsidiaries in connection with the execution and delivery of this Agreement or any of the other Transaction Documents by Seller or the consummation of the transactions contemplated hereby or thereby, except for the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of any waiting period in connection therewith.

                 (e) Reports; Financial Statements; Absence of Certain Changes or Events.

                          (i) Seller and its subsidiaries have filed timely all material forms, reports, statements, and other documents required to be filed with any and all Governmental Entities (collectively, the "Company Reports"). The Company Reports were prepared in all material respects in accordance with the requirements of all Applicable Laws.

                          (ii) Seller has delivered to Buyer copies of (A) the audited balance sheets of Seller as of December 31, 1996, together with the audited statements of income and cash flows of Seller for the two month period then ended, and the notes thereto, accompanied by the reports thereon of Coopers & Lybrand L.L.P., independent public accountants, and (B) the unaudited balance sheet of Seller as of December 31, 1997, together with the related unaudited statements of income and cash flows for the periods then ended (such audited and unaudited financial statements collectively referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and present fairly the information purported to be presented therein as of such dates and for the periods then ended.

                          (iii) Except as disclosed in Schedule 3.1(e), there is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent, or otherwise, of Seller that is not reflected or reserved against in the balance sheet of Seller as of December 31, 1997 (the "Balance Sheet"), other than (A) liabilities incurred in the ordinary course of business in a manner consistent with past practice since December 31, 1997 (the "Balance Sheet Date"), or (B) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP applied, in a manner consistent with past practice, in the preparation of the Financial Statements.

                          (iv) Except as disclosed in Schedule 3.1(e), since the Balance Sheet Date, Seller has conducted its business only in the ordinary course consistent with past practice. Since the Balance Sheet Date, except as disclosed in Schedule 3.1(e), there has not been
         (A) any material change by Seller in its accounting methods, principals or practices; (B) any entry by the Seller into any commitment or transaction material to the Seller, except in connection with the negotiation and execution and delivery of this Agreement and other Transaction Documents; (C) any increase in, amendment to, or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing for other Employment Benefit Plans; (D) any general increase in the compensation, bonus or other benefits payable to employees of Seller, except for increases occurring in the ordinary course of business in accordance with its customary practice; (E) any bonus paid to the employees of Seller except for bonuses, incentive compensation and related payroll Taxes accrued on the Balance Sheet; or (F) any loan, advance or capital contribution to or investment in any person by Seller. Since the Balance Sheet Date, there has not occurred, and Seller has not incurred or suffered, any event, circumstance, or fact that has resulted or could reasonably be expected to result in a Material Adverse Effect.


                 (f)      Compliance with Applicable Laws.

                          (i) Except as set forth on Schedule 3.1(f), the business of Seller and its subsidiaries has been conducted in compliance in all material respects with Applicable Laws. Except as set forth on Schedule 3.1(f), no investigation or review by any Governmental Entity with respect to Seller or its subsidiaries is pending or, to the Knowledge of Seller, threatened. Notwithstanding the representations and warranties contained in this Section 3.1(f), all representations and warranties with respect to the Seller's and its subsidiaries' compliance with Environmental Laws shall be governed exclusively by Section 3.1(m) hereof and all representations and warranties with respect to the Seller's and its subsidiaries' compliance with any other Applicable Laws specified in any other Section of this Section 3.1 shall be governed exclusively by such applicable Section.

                          (ii) Schedule 3.1(f) is a complete and accurate list of all material Licenses issued to Seller and its subsidiaries by any other Governmental Entities and held by it as of the date of this Agreement. The Licenses listed on Schedule 3.1(f) constitute all of the material licenses, permits and authorizations required for the operation of the Business, and each such License is in full force and effect. The Business has been operated in all material respects in accordance with the terms of such Licenses and each of the Seller and its subsidiaries is otherwise in compliance in all material respects with, and has conducted its business so as to comply in all material respects with, the terms of such Licenses. There are no proceedings pending or, to the Knowledge of Seller, threatened which reasonably may be expected to result in the revocation, material adverse modification, non-renewal, or suspension of any of such Licenses, the denial of any pending applications for any such Licenses, the issuance against Seller or its subsidiaries of any cease and desist order, or the imposition of any administrative actions (which shall include the proposed assessment of any fines or penalties) by any Governmental Entity with respect to any such Licenses, or which reasonably may be expected to materially and adversely affect Seller's ability to operate the

         Business as currently operated or Buyer's ability to operate the Business as currently operated after the Closing.

                 (g)      Absence of Litigation.  Except as set forth on
Schedule 3.1(g), there is no claim, action, suit, inquiry, judicial, or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of Seller, threatened against Seller, any of its subsidiaries, the Business or any of the Assets by or before any arbitrator or Governmental Entity, nor are there, to the Knowledge of Seller, any investigations relating to Seller, any of its subsidiaries, the Business or any of the Assets pending or threatened by or before any arbitrator or Governmental Entity which could have a Material Adverse Effect. Except as set forth in Schedule 3.1(g), there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator outstanding against Seller, any of its subsidiaries, the Business or any of the Assets which could have a Material Adverse Effect. There is no action, suit, inquiry or judicial or administrative proceeding pending or, to the Knowledge of Seller, threatened against Seller or its subsidiaries relating to the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding the foregoing, no representation or warranty is made in this Section 3.1(g) as to product warranty claims or matters, such claims and matters being covered exclusively by the representations and warranties contained in Section 3.1(w) hereof.

                 (h) Insurance. Since October 31, 1996, Seller and its subsidiaries have been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Schedule 3.1(h) sets forth a complete and accurate list of all fire, general liability, malpractice liability, theft, and other forms of insurance and all fidelity bonds held by or applicable to Seller, the Business, the Assets or any of Seller's subsidiaries. No event has occurred, including the failure by Seller or its subsidiaries to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller or its subsidiaries under any such insurance policies in such a manner as could have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy held by or applicable to Seller or any of Seller's subsidiaries has been canceled since October 31, 1996.

                 (i) Owned Real Property. Schedule 3.1(i) contains a complete and accurate list of all the Owned Real Property. Seller has good and marketable, fee simple, title in and to the Owned Real Property. Seller has sufficient title to such easements, rights of way and other rights appurtenant to each of the Owned Real Properties as are necessary to permit ingress and egress to and from the Owned Real Property to a public way, and the improvements on the Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Seller operated thereon to be operated in the ordinary course. There is no pending condemnation or similar proceeding affecting the Owned Real Property or any portion thereof, and to the Knowledge of Seller, no such action is threatened. Except as set forth on Schedule 3.1(i), there are no lessees or tenants at will in possession of any portion of any of the Owned Real Property other than Seller, whether as lessees, tenants at will, trespassers or otherwise. Except as set forth on Schedule 3.1(i), no zoning or building law, ordinance, regulation or restriction is violated in any material respect by the continued maintenance, operation or use of the Owned Real Property or any tract or portion thereof or interest therein in its present manner. The current use of the Owned Real Property and all parts thereof does not violate any restrictive covenants of record affecting any of the Owned Real Property. All necessary Licenses by any Governmental Entity with respect to the Owned Real Property have been obtained and are in full force and effect.

                 (j) Leased Real Property. 3.1(j) contains a complete and accurate list of all the leasehold interests relating to the Business as now conducted. Each lease described in Schedule 3.1(j) is a valid and binding obligation of Seller and is in full force and effect without amendment other than as described in Schedule 3.1(j). Except as otherwise disclosed on
Schedule 3.1(j), Seller is not, and to the Knowledge of the Seller, no other party is, in default under any lease described in Schedule 3.1(j). Subject to obtaining the consents disclosed in Schedule 3.1(j), Seller has the full legal power and authority to assign its rights under the leases listed in Schedule 3.1(j) to Buyer.

                 (k) Personal Property. Schedule 3.1(k) contains a description of the items of Personal Property (having a replacement cost of not less than $10,000 for each item). All such Personal Property is located at the locations listed on Schedule 3.1(k). Except as set forth on Schedule 3.1(k), Seller has good title to, or a valid leasehold or license interest in, all Personal Property and none of the Personal Property is subject to any Lien or other encumbrances, except for Liens that (i) arise out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (ii) represent the right of customers, lenders, suppliers and subcontractors in the ordinary course of business under contracts or general principles of commercial law, (iii) individually and in the aggregate could not reasonably be expected to interfere materially with the use of the Assets in the conduct of the Business as presently conducted or materially detract from the value such Assets; or (iv) relate to restriction on transfer embodied in the terms of any agreement or instrument constituting part of the Assets (the Liens referred to in clauses
(i), (ii), (iii) and (iv) of this Section 3.1(k) are, together with the Permitted Encumbrances, referred to in this Agreement as "Permitted Liens"). Seller is not, and to the Knowledge of the Seller, no other party is, in default under any of the leases, licenses and other Contracts relating to the Personal Property.

                 (l) Liens and Encumbrances. All of the Assets, including leases, are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, deeds of trust, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) Permitted Liens and (ii) Liens set forth on Schedule 3.1(l). At the Closing, all of the Assets shall be free and clear of all Liens other than Permitted Liens.

                 (m)      Environmental Matters.  Except as disclosed on
Schedule 3.1(m):

                          (i) The real property and facilities owned, operated, and leased by Seller and its subsidiaries and the operations of Seller and its subsidiaries thereon comply in all material respects with all Environmental Laws;

                          (ii) No judicial proceedings are pending or, to the Knowledge of Seller, threatened against Seller or any of its subsidiaries alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to the Knowledge of Seller, threatened against Seller or any of its subsidiaries, alleging the violation of any Environmental Laws and no written or, to Seller's Knowledge, verbal notice from any Governmental Entity or any private or public person has been received by Seller or any of its subsidiaries claiming any violation of any Environmental Laws in connection with any real property or facility owned, operated or leased by Seller or any of its subsidiaries, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations, or installations on or in connection with any real property or facility owned, operated or leased by Seller or any of its subsidiaries that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving notice;

                          (iii) All permits, registrations, licenses, authorizations, and the like required to be obtained or filed by Seller or any of its subsidiaries under any Environmental Laws in connection with Seller's and its subsidiaries' operations ("Permits"), including those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 3.1(m)(iv) hereof), have been duly obtained or filed (except for those Permits the failure of which to obtain would not have a Material Adverse Effect), and each of Seller and its subsidiaries is and has at all times complied in all material respects with the terms and conditions of all such Permits;

                          (iv) All Hazardous Substances used or generated by Seller or any of its subsidiaries on, in, or under any of the owned, operated, or leased real property or facilities are and have at all times been generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner as not to result in any Environmental Costs or Liabilities. "Hazardous Substances" means
         (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) PCBs, or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation; and (H) any underground storage tanks, dikes, or impoundments as defined under any Environmental Laws. "Environmental Costs or Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) arising from, under or in connection with (1) any Environmental Laws,
         (2) any order of any Governmental Entity or (3) any exposure of any person or property to Hazardous Substances;

                          (v) There are not now on, in or under any property or facilities owned, leased, or operated by Seller and its subsidiaries, any Hazardous Substances that are in a condition or location that violates any Environmental Law or that reasonably could be expected to require remediation under any Environmental Laws or give rise to a claim for damages or compensation by any affected person or to any Environmental Costs or Liabilities; and

                          (vi) Neither Seller nor any of its subsidiaries has received, and to the Knowledge of Seller, does not expect to receive, any notification from any source advising Seller or any of its subsidiaries that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; and (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state- equivalent) site.

                 (n) Taxes. Each of Seller and its subsidiaries has timely filed or caused to be timely filed all Tax Returns which are required to be filed by Seller and its subsidiaries, all such Tax Returns which have been filed are accurate and complete in all material respects, and each of Seller and its subsidiaries has timely paid all Taxes shown on such returns or on any Tax assessment received by Seller or any of its subsidiaries to the extent that such Taxes have become due. Neither Seller nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes upon the Assets except for the Permitted Encumbrances. Neither Seller nor any of its subsidiaries has received any written or, to Seller's Knowledge, verbal notice of any Tax deficiency or delinquency. No Internal Revenue Service audit of Seller or any of its subsidiaries is pending or, to the Knowledge of Seller, threatened, and the results of any completed audits are properly reflected in the Financial Statements. Neither Seller nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. All monies required to be withheld by Seller or any of its subsidiaries from employees or collected from customers for Taxes and the portion of any Taxes to be paid by Seller or any of its subsidiaries to governmental agencies or set aside in accounts for such purposes have been so paid or set aside, or such monies have been reserved against and entered upon the books and are reflected in the Balance Sheet. There are no legal, administrative, or tax proceedings pending against Seller or any of its subsidiaries pursuant to which Seller or any of its subsidiaries is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the Business or the Assets. None of the Assets directly or indirectly secures any debt the interest on which is exempt from tax under Section 103(a) of the Code, and none of the Assets is "tax-exempt use property" within the meaning of
Section  168(h) of the Code.

                 (o)      Certain Agreements.

                          (i) Schedule 3.1(o) hereto lists each (A) employment or consulting Contract which is not terminable by Seller or its assignees without liability or penalty on 30 days or less notice,
         (B) Contract under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year in the aggregate, (C) other Contract that is material to the Seller or the Assets or the conduct of the Business, (D) Contracts set forth on Schedule 3.1(j) (relating to leasehold interests), and (E) Contracts set forth on Schedule 3.1(r) (relating to agreements with Affiliates), in any such case to which Seller is a party or by which or to which Seller or the Assets is bound or subject, other than purchase orders or other Contracts entered into by the Seller in the ordinary course of business and which are terminable by the Seller and its assignees on no more than 30 days' notice without payment of any termination fee or penalty. Each such Contract listed in Schedule 3.1(o) is a valid and binding obligation of Seller and is in full force and effect without amendment. Seller and, to the Knowledge of Seller, each other party to such Contracts, has performed in all material respects the obligations required to be performed by it under such Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder. Except as disclosed in Schedule 3.1(o), the Seller has not received (1) any written or, to Seller's Knowledge, verbal notice, of defaults by Seller under any contract listed in Schedule 3.1(o), or (2) any written or, to Seller's Knowledge, verbal notice, that any other party to any such contract has terminated or cancelled, or intends to terminate or cancel, such contract. Notwithstanding the foregoing, no representation or warranty is made in this Section 3.1(o) as to product warranty claims or matters, such claims and matters being covered exclusively by the representations and warranties contained in Section 3.1(w) hereof. In addition, no representation or warranty is made herein with respect to the assignability of any contract or with respect to any third party's willingness to continue doing business with the Buyer subsequent to Closing. A complete copy of each written Contract and a summary of each oral Contract set forth in Schedule 3.1(o) has been provided to Buyer prior to the date of this Agreement.

                          (ii) Except as set forth in Schedule 3.1(o), neither Seller nor any of its subsidiaries is a party to any oral or written agreement, plan or arrangement with any employee, consultant or an independent contractor of Seller (A) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving Seller or any of its subsidiaries of the nature of any of the transactions contemplated by the Transaction Documents, (B) providing severance benefits longer than forty-five days or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (C) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or (D) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by the Transaction Documents or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                 (p)      Employee Benefit Matters; Labor.

                          (i) Schedule 3.1(p)(i) provides a complete and accurate list of each of the following which is sponsored, maintained or contributed to by Seller and its subsidiaries for the benefit of the employees of Seller and its subsidiaries, or has been so sponsored, maintained or contributed to since October 31, 1996 for the benefit of such individuals:

                                  (A)      each "employee benefit plan," as
                 such term is defined in section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plan"); and

                                  (B)      each personnel policy, stock option
                 plan, stock purchase plan, stock appreciation rights plan, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.1(p)(i) ("Benefit Program or Agreement").

                          (ii) True, correct and complete copies of each of the Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Plan, including all amendments thereto, have been furnished to Buyer. True, correct and complete copies or descriptions of all Benefit Programs and Agreements and the most recent IRS Forms 5500 for each of the Plans have also been furnished to Buyer.

                          (iii) Except as otherwise set forth on Schedule 3.1(p)(iii),

                                  (A)      As to any Plan subject to Title IV
                 of ERISA, there has been no event or condition which presents the risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code has been incurred, no reportable event within the meaning of section 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1 et seq., promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under section 4041 of ERISA, no proceeding has been instituted under section 4042 of ERISA to terminate the Plan, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of section 4041 of ERISA, under the Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

                                  (B) With respect to any employee benefit plan, within the meaning of section 3(3) of ERISA, which is not listed in Schedule 3.1(p)(i) but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to since October 31, 1996, by any corporation, trade, business or entity under common control with Seller, within the meaning of section 414(b), (c) or (m) of the Code or section 4001 of ERISA ("Commonly Controlled Entity"), (1) no withdrawal liability, within the meaning of section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (2) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (3) no accumulated funding deficiency, whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code has been incurred, and (4) all contributions (including installments) to such plan required by section 302 of ERISA and section 412 of the Code have been timely made.

                          (iv) Except as otherwise set forth on Schedule 3.1(p)(iv), each of Seller and its subsidiaries has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the 401(k) Plan maintained by the Seller ("Seller's Savings Plan"), and to the Knowledge of Seller there have been no defaults or violations by any other party with respect to Seller's Savings Plan.

                          (v) Except as disclosed in Schedule 3.1(o), neither Seller nor any of its subsidiaries is a party to any collective bargaining agreement, neither Seller nor any of its subsidiaries has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of Seller's or its subsidiaries' employees. To the knowledge of Seller no union organizational campaign or representation petition is currently pending with respect to any of the employees of Seller or its subsidiaries. There is no labor strike or labor dispute, slowdown, work stoppage or lockout pending or, to the Knowledge of Seller, threatened against or affecting Seller and its subsidiaries, and neither Seller nor any of its subsidiaries has experienced any labor strike or labor dispute, slowdown, work stoppage or lockout since October 31, 1996. Except as set forth on Schedule 3.1(p), each of Seller and its subsidiaries (A) is, and has always been since October 31, 1996, in substantial compliance with all applicable laws and regulations regarding labor and employment practices, including, without limitation, terms and conditions of employment, equal employment opportunity, employee compensation, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, workers' compensation, disability, unemployment compensation, whistleblower laws or other employment or labor relations laws, (B) is not engaged, nor has it since October 31, 1996, engaged, in any unfair labor practices, and has no, and has not had since October 31, 1996, any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of Seller threatened against it, (C) has no, and has not had since October 31, 1996, any, grievances, arbitrations, or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the Knowledge of Seller threatened, against it and (D) has no, and has not had since October 31, 1996, any, charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating labor or employment practices, pending, or, to Seller's Knowledge, threatened against it.

                          (vi) Schedule 3.1(p) contains a true and complete list of all persons employed by Seller and its subsidiaries, including the respective dates of hire of each, and such person's current hourly wage.

                 (q) Intellectual Property. Schedule 3.1(q) is a true and complete list of all material trademarks, service marks, trade names, business names and copyright or patent registrations and applications for registration which are owned by or licensed to Seller or its subsidiaries. True and complete copies of all license agreements or Contracts pertaining to any Intellectual Property, have previously been provided to Buyer. Except as disclosed in
Schedule 3.1(q):

                          (i) Each of Seller and its subsidiaries has the right to use or has good title, free and clear of all Liens, to each item of Intellectual Property that is material to the conduct of the Business as presently conducted;

                          (ii) For each United States and foreign patent, patent application, design patent, design patent application, utility model and industrial model listed in Schedule 3.1(q) as owned by the Seller and its subsidiaries, all maintenance fees, renewal fees or other fees required to be paid to avoid abandonment have been timely paid, and any applicable working requirements have been timely met;

                          (iii) For each United States and foreign registered trademark, registered service mark and registered trade name listed in
         Schedule 3.1(q) as owned by Seller and its subsidiaries, all appropriate affidavits and associated fees necessary to show continued use, and all renewals and associated fees, have been timely filed with the appropriate administrative or governmental office;

                          (iv) Each United States and foreign patent application and design patent application, and each United States and foreign application for registration of a trademark, service mark, trade name or copyright listed in Schedule 3.1(q) as owned by Seller and its subsidiaries, remains pending and has not been abandoned;

                          (v) Each license agreement or Contract under which each of Seller and its subsidiaries has any license, right or interest in any Intellectual Property material to the operation of the Business is listed on Schedule 3.1(q) and is a valid, binding and enforceable agreement;

                          (vi) To the knowledge of Seller, no product used, sold or manufactured by Seller and its subsidiaries, nor the conduct of the Business by Seller and its subsidiaries as it is currently conducted, infringes on or otherwise violates the patent, design patent, trademark, service mark, trade name, copyright, industrial model, utility model, trade secret or other intellectual property rights of any third party;

                          (vii) To the Knowledge of Seller, no third party is challenging or infringing or otherwise violating any of the Intellectual Property owned by Seller or any of its subsidiaries;

                          (viii) To the Knowledge of Seller, no third party is challenging or infringing or otherwise violating the Intellectual Property under which the Seller or any of its subsidiaries has any right, license, or interest; and

                          (ix) To the Knowledge of Seller, there are no restrictions that would materially impair the use of any United States or foreign trademark, service mark or trade name listed in Schedule 3.1(q) by Buyer or the transfer of any United States or foreign trademark, service mark or trade name listed in Schedule 3.1(q) to Buyer.

                 (r) Affiliate Relationships. Schedule 3.1(r) sets forth a complete list of all contracts or other arrangement involving the Assets or the Business in which Seller or any of its officers, directors, stockholders or Affiliates have a financial interest, including indebtedness owed to Seller.

                 (s) Assets. The Assets constitute all of the assets (real, personal, or mixed, tangible or intangible), properties, licenses, permits, Contracts and other agreements which are used or held for use in the operation of the Business as presently conducted by Seller and its subsidiaries (other than the Excluded Assets) and include all assets, properties, licenses, permits, Contracts and agreements which are necessary to permit Buyer to conduct the Business after Closing in substantially the same manner as it has been conducted by Seller and its subsidiaries prior to the date hereof, utilizing a labor force substantially similar to that utilized by the Seller and its subsidiaries on the date hereof. Except as otherwise disclosed in
Schedule 3.1(s), the Personal Property and the improvements located on the Owned Real Property (taken as a whole) are in sufficiently good condition (except for ordinary wear and tear) to allow the Business to be operated in substantially the same manner as it is presently operated by Seller and its subsidiaries.

                 (t) No Dispositions. Since the Balance Sheet Date, there has not occurred any sale, lease, transfer, assignment, abandonment or other
disposition of any of Assets other than any disposition of          (i)
obsolete property, (ii) property in connection with the acquisition of replacement property of equal value, (iii) inventory in the ordinary course of business, or (iv) assets having, in the aggregate, a value of less than $100,000 disposed of in the ordinary course of business and consistent with past practices.

                 (u) Accounts Receivable. Each of the Accounts Receivable arose from bona fide sales of goods or services in the ordinary course of business.

                 (v) Customers and Sales. Schedule 3.1(v) contains a true, correct and complete list of all of Seller's and its subsidiaries' customers during the period from October 31, 1996 through December 31, 1997, which have had purchases in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (the "Significant Customers"). Except as indicated in
Schedule 3.1(v), neither Seller nor any of its subsidiaries has received written notice that, and Seller has no

Knowledge that, any of the Significant Customers intends to cease doing business with the Business or materially decrease the amount of its purchases from the Business.

                 (w) Warranty Matters. Except as disclosed on Schedule 3.1(w), there is no litigation pending or, to Seller's Knowledge, threatened against Seller or any of its subsidiaries for services or products furnished by Seller and its subsidiaries which are defective or fail to meet any service or product warranties. Schedule 3.1(w) also sets forth the forms of all express warranties and guaranties customarily made by Seller and its subsidiaries to third parties with respect to the Assets, the Business and the products manufactured by Seller and its subsidiaries in the conduct of the Business. Except as set forth on Schedule 3.1(w), no litigation with respect to any breach of product or service warranty to any customer is pending against Seller or any of its subsidiaries with respect to products produced in the conduct of the Business nor, to the Knowledge of Seller, is any such litigation threatened.

                 (x) Disclosure. No representation or warranty by Seller contained in this Agreement or in any exhibit or schedule hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows (with the understanding that Seller is relying on such representations and warranties in entering into and performing this Agreement):

                 (a) Organization, Standing and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

                 (b) Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of such Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Buyer. The Transaction Documents to which Buyer will be a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 (c) No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer will be a party do not and the performance by Buyer of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.2(c), (A) violate, conflict with, or result in any breach of any provisions of Buyer's Certificate of Incorporation and Bylaws, (B) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Buyer or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Buyer is a party or by which or to which it may be bound or subject, or (C) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to Buyer. No Consent of any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of any Transaction Documents by Buyer or the consummation by it of the transactions contemplated hereby or thereby, except for the filing of a premerger notification report under the HSR Act and the expiration or termination of any waiting period in connection therewith.

                 (d) Litigation. As of the date hereof, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of Buyer, threatened against Buyer relating to the transactions contemplated by this Agreement.

                 (e) Disclosure. No representation or warranty by Buyer contained in this Agreement or in any exhibit or schedule hereto contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary, in the light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         3.3 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement):

                 (a) Organization, Standing and Power. Stockholder is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                 (b) Authority. Stockholder has all requisite corporate power and authority to enter into this Agreement and to consummate these transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Stockholder. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 (c) No Conflict, Required Filings Consents. The execution and delivery of this Agreement by Stockholder do not and the performance by Stockholder of the transactions contemplated hereby will not, subject to obtaining the consents, approvals, authorizations, and permits in making the filings described in this Section 3.3(c), (i) violate, conflict with or result in any breach of any provision of Stockholder's Articles of Organization or Bylaws, (ii) violate, conflict with, or result in a violation of breach of, or constitute a default (with or without due notice of lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement or other instrument or obligation to which Stockholder is a party or by which or to which it may be bound or subject, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to Stockholder. No Consent of any Governmental Entity is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement by Stockholder or the consummation by it of the transactions contemplated hereby, except for the filing of a premerger notification report under HSR Act and the expiration or termination of any waiting period in connection therewith.

                 (d) Litigation. As of the date hereof, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of Stockholder, threatened against Stockholder relating to the transactions contemplated by this Agreement.

                 (e) Disclosure. No representation or warranty by Stockholder contained in this Agreement or in any exhibit or schedule hereto contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary, in the light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


                                   ARTICLE 4

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1 COVENANTS OF SELLER. Except as contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing, from the date of this Agreement until the Closing, Seller covenants and agrees that Seller shall not, and shall cause each of its subsidiaries to not:

                 (a) conduct its business in any manner except in the ordinary course consistent with past practice; or

                 (b) fail to use reasonable efforts to preserve intact its present business organization and to keep available the services of its present officers and executive managerial personnel (collectively, the "Management") and key employees or independent contractors and preserve its relationships with Significant Customers, suppliers and others having business dealings with it; or

                 (c) fail to use commercially reasonable efforts to maintain the Assets in their current condition, except for ordinary wear and tear and damage by casualty governed by Section 7.4 or fail to repair, maintain, or replace any of the Assets in accordance with its standards of maintenance in the ordinary course of business; or

                 (d) materially amend, terminate, or fail to use all commercially reasonable efforts to renew any material Contract (i.e., a contract or agreement of the type required to be described in Schedule 3.1(o)) (provided that Seller shall not be required to renew any material Contract on terms that are less favorable to Seller) or enter into any new material Contract, except for amendments, terminations (without payment of penalty or damages), renewals, or failures to renew (without payment of penalty or damages) of agreements in the ordinary course of business and consistent with past practice; or

                 (e) merge or consolidate with or into any other legal entity, dissolve, or liquidate; or

                 (f) except for Extraordinary Payments described in the Reductions Notice, adopt or amend any Employee Benefit Plan or collective bargaining agreement, or increase in any manner the compensation or fringe benefits of any officer, director or employee or pay any benefit not by any existing agreement, except in the ordinary course of business and consistent with the past practices or as required by law; or

                 (g) terminate any officer, executive managerial personnel or key employee of Seller or any of its subsidiaries without prior consultation with Buyer regarding the basis for such termination; or

                 (h) acquire (including, without limitation, by merger, consolidation, or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of any Assets except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices (other than sales of surplus or obsolete equipment or sales of inventory in the ordinary course of business), whether in one or more transactions, in no event involving an Asset or Assets having an aggregate fair market value in excess of $100,000; or

                 (i) mortgage, pledge, or subject to any material Lien, other than Permitted Liens, any of the Assets; or

                 (j) except as required by GAAP, Applicable Law, or circumstances which did not exist as of the Balance Sheet Date, change any of the material accounting principles or practices used by it; or

                 (k) change in any material respect its existing practices and procedures with respect to the collection of accounts receivable; or

                 (l) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.


                                   ARTICLE 5

                        ADDITIONAL AGREEMENTS OF SELLER

         5.1 NO SOLICITATION OF TRANSACTIONS. Each of Stockholder and Seller hereby jointly and severally covenant and agree with Buyer that neither Stockholder nor Seller shall, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the Assets or any equity interest in Seller or any merger, consolidation, share exchange, business combination, or other similar transaction relating to Seller, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Each of Stockholder and Seller hereby jointly and severally covenant and agree with Buyer that neither Stockholder nor Seller shall release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Stockholder or Seller is a party. Each of Stockholder and Seller hereby jointly and severally covenant and agree with Buyer that Stockholder and Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         5.2 ACCESS AND INFORMATION. (a) Until the Closing, Seller shall afford to Buyer and its representatives (including accountants and counsel) full access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of Seller, to all properties, books, records, and Tax Returns (including those relating to Employee Benefit Plans) of Seller and all other information with respect to its business, together with the opportunity to make copies of such books, records, and other documents and to discuss the business of Seller with such officers, directors, managerial personnel, accountants, consultants, and counsel for Seller as Buyer deems reasonably necessary or appropriate for the purposes of familiarizing itself with Seller and the Business, including the right to visit the offices and facilities of the Seller. In furtherance of the foregoing, Seller shall authorize and instruct its independent public accountants to meet with Buyer and its representatives, including Buyer's independent public accountants, to discuss the business and accounts of Seller and to make available (with the opportunity to make copies) to Buyer and its representatives, including its independent public accountants, all the work papers of its accountants related to their audit of the consolidated financial statements and Tax Returns of Seller. Notwithstanding any other provision set forth in this Agreement, Buyer shall not , without the prior written consent of Seller, directly or indirectly communicate with any customer of Seller at or before the Closing regarding the transactions contemplated in this Agreement and the other Transactions Documents.

                 (b) Within 30 days after the end of each calendar month, Seller shall deliver to Buyer monthly operating statements of Seller (in a form consistent with the monthly operating statements previously supplied to Buyer) prepared in the ordinary course of business for internal purposes, including comparisons to comparable prior year periods and current year budget.

                 (c) Without duplication of Section 5.5(b), at such time as Seller provides the same to its lenders, Seller shall, at the expense of Buyer, provide Buyer with copies of the financial statements and other information delivered by Seller to such lenders.

         5.3 ASSISTANCE. If Buyer requests, Seller will, at the expense of Buyer, cooperate, and will cause its accountants to cooperate, in all reasonable respects with any financing efforts of Buyer or its Affiliates. Buyer will indemnify and hold harmless Seller and its, officers, directors, and controlling persons against any and all claims, losses, liabilities, damages, costs, or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the financing efforts by Buyer or its Affiliates, including any registration statement, prospectus, offering documents, and other filings related thereto; provided, however, that subject to the limitations and provisions of this Agreement, nothing herein shall prevent Buyer from asserting any claim for breach of representation or warranty under this Agreement.

         5.4 COMPLIANCE WITH LAWS. If Seller (or its counsel) receives an administrative or other order or notification relating to any violation or claimed violation of any Applicable Law that could affect the Seller's ability to consummate the transactions contemplated hereby and by the other Transaction Documents, Seller shall promptly notify Buyer in writing and use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement and by the other Transaction Documents.

         5.5 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt written notice to Buyer of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (b) the failure of Seller, or any officer, director, employee, or agent of Seller, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder, and (c) the occurrence of any threat made to Seller by any executive officer of Seller to resign or otherwise terminate their employment relationship with Seller. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         5.6 DEPOSIT OF CHECKS. From and after the Closing, Seller shall cooperate with Buyer in making all arrangements which Buyer reasonably requests to ensure that checks and other payments on Accounts Receivable are deposited in Buyer's accounts.

         5.7 NAME CHANGE. As of the Closing, Seller shall amend its certificate of formation to change its name to a name not similar to "Masterview Window Company, Inc."

         5.8 SELLER NONCOMPETITION. Except as expressly permitted herein, Seller agrees that it shall not, until 11:59 p.m. on the fifth anniversary of the date hereof:

                 (a) directly or indirectly own, engage in, manage, operate, join, control or participate in the ownership, management, operation or control of, or be involved as a stockholder, director, officer, employee, agent, partner, joint venturer, member, beneficiary or otherwise with, any corporation, limited liability company, partnership, sole proprietorship, association, business, trust or other organization, entity or individual which in any way competes with Buyer in the design, manufacture, sale, distribution or installation of windows and doors in the Territory (as hereinafter defined); provided, however, that Seller may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if Seller does not, directly or indirectly, individually own 5% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 5% or more of any class of equity securities, of such entity;

                 (b) directly or indirectly aid, abet or otherwise assist any individual, business or other organization or entity in the design, manufacture, sale, distribution or installation of windows and doors in the Territory;

                 (c) directly or indirectly request or advise any present or future customers of Buyer to cancel any contracts with Buyer or curtail their dealings with Buyer;

                 (d) directly or indirectly request or advise any present or future service provider or financial resource of Seller or Buyer to withdraw, curtail or cancel the furnishing of such service or resource to Buyer;

                 (e) directly or indirectly disclose or communicate to any other person, firm or corporation:

                          (i) the names of any past or present customers of Seller; or

                          (ii) the names of any past or present employees of Seller; or

                 (f) employ or directly or indirectly induce or attempt to influence any employee of Buyer or its Affiliates to terminate his or her employment.

As used herein, the "Territory" means any window and door market in Arizona, California, Nevada and New Mexico. In no event shall the term "Seller" as used in this Section 5.8 include any member of the Seller.

         5.9 STOCKHOLDER NON-SOLICITATION. Except as expressly permitted herein, Stockholder agrees that it shall not, until 11:59 p.m. on the third anniversary of the date hereof, directly or indirectly through any entity controlled by Stockholder (i) induce or attempt to influence any employee listed on Schedule 3.1(p) to terminate his or her employment with Buyer or (ii) employ any employee listed on Schedule 3.1(p) whose annual salary exceeds $40,000 per year, unless such employee's employment with Buyer has previously been terminated by Buyer.

         5.10 PUBLICKER ENVIRONMENTAL MATTER. Seller shall use commercially reasonable efforts to (i) cause Publicker Industries Inc. to promptly discharge all of its duties and obligations to Seller under the Publicker Asset Purchase Agreement and the Publicker Environmental Escrow Agreement with respect to the Publicker Environmental Matter, and (ii) enforce Seller's right to indemnification under the Publicker Asset Purchase Agreement and the Publicker Environmental Escrow Agreement with respect to the Publicker Environmental Matter. Seller shall use commercially reasonable efforts to provide Buyer with the benefit of such rights under such agreements.

                                   ARTICLE 6

                               COVENANTS OF BUYER

         6.1 NOTIFICATION OF CERTAIN MATTERS. Buyer shall give to Seller prompt written notice of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (b) the failure of Buyer, or any officer, director, employee, or agent thereof, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         6.2 COMPLIANCE WITH LAWS. If Buyer (or its counsel) receives an administrative or other order or notification relating to any violation or claimed violation of any Applicable Law that could affect the Buyer's ability to consummate the transactions contemplated hereby and by the other Transaction Documents, Buyer shall promptly notify Seller in writing and use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement and by the other Transaction Documents.

         6.3 CONFIDENTIALITY AGREEMENT. The Buyer acknowledges that it shall at all times through the Closing remain bound by the terms of the Confidentiality Agreement dated December 15, 1997 between the Stockholder, Atrium Companies, Inc. and Hicks, Must, Tate & Furst Incorporated and acknowledges that such agreement is and shall remain in full force and effect through the Closing.


                                   ARTICLE 7

                                MUTUAL COVENANTS

         7.1 GOVERNMENTAL CONSENTS. Within three (3) Business Days after the date of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities such requests, reports, or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, within three (3) Business Days after the date of this Agreement, the parties shall (a) file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date, including requesting early termination of the waiting period thereunder, and (b) make all necessary filings and, thereafter, promptly make any other required submissions with respect to the transactions contemplated hereby under the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws.

         7.2 BROKERS OR FINDERS. Seller represents and warrants to Buyer that no agent, broker, investment banker, or other person engaged by Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by Buyer or Seller in connection with any of the transactions contemplated by this Agreement. Buyer represents and warrants to Seller that Buyer has not engaged any broker, investment banker or other person that will be entitled to any broker's or finder's fee or any other commissions or fee from Seller in connection with any of the transactions contemplated by this Agreement.

         7.3 BULK SALES LAW. Buyer agrees to waive compliance by Seller with the requirements of any bulk sales or fraudulent conveyance statute, and Seller, in consideration of such waiver, agrees to indemnify and hold Buyer harmless against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) resulting from or arising out of any failure to comply with any such statute, other than those arising from the Buyer's failure to perform any of its obligations hereunder from and after the Closing Date including, without limitation, any failure by Buyer to perform and discharge any of the Assumed Liabilities.

         7.4     RISK OF LOSS.

                 (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing. In the event of any material loss, damage, impairment, confiscation, or condemnation, whether or not covered by insurance, Seller shall promptly notify Buyer of such loss, damage, impairment, confiscation, or condemnation, which notice shall provide an estimate of the costs to repair, restore or replace such Assets and shall state whether Seller intends to repair, restore or replace such assets.

                 (b) If Seller, at its expense, repairs, replaces, or restores such Assets to their prior condition to the reasonable satisfaction of Buyer before the Closing, Seller shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.

                 (c) If Seller does not or cannot restore or replace lost, damaged, impaired, confiscated or condemned Assets, Buyer may at its option:

                          (i) terminate this Agreement by notice forthwith without any further obligation hereunder if the replacement cost of such assets exceeds $250,000 in the aggregate; or

                          (ii) proceed to the Closing of this Agreement without Seller completing the restoration and replacement of such Assets, provided that Seller shall assign all rights under applicable insurance policies and condemnation awards, if any, to Buyer, and in such event, Seller shall have no further liability with respect to the condition of the Assets directly attributable to the loss, damage, impairment, confiscation, or condemnation.

                 (d) Buyer will notify Seller of a decision under the options described in Section 7.4(c)(i) or 7.4(c)(ii) above within ten business days after Seller's notice to Buyer of the damage or destruction of Assets; provided, however, that if Seller states that it intends to restore the damaged Assets and if Seller has not restored such damaged Assets immediately prior to the Closing Date, notwithstanding Buyer's prior delivery of a notice to proceed pursuant to this Section 7.4(d), Buyer shall have the right to either postpone the Closing or terminate this Agreement by notice forthwith.

         7.5 WARN ACT. Both Seller and Buyer recognize their respective responsibilities for complying with any requirements arising under the Worker Adjustment Retraining Notification Act ("WARN") in connection with the transactions contemplated by this Agreement. Seller hereby represents that it has not incurred any liability under, and has not failed to comply in all respects with, WARN as to its personnel actions occurring on or prior to the date hereof. Seller hereby represents that Schedule 7.5 lists all of Seller's employees terminated and/or laid off (with the date of such action indicated) within ninety (90) calendars days prior to the date hereof. Seller shall update Schedule 7.5 at the Closing. Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties against any and all costs, expenses, liabilities and losses arising as a result of any non-compliance with WARN before Closing. Notwithstanding any provision of this Section 7.5 to the contrary, should Buyer take any action from and after the Closing Date which causes any liability under WARN relating to personnel actions of Seller occurring at or before the Closing (including, without limitation, any failure by Buyer to comply with Section 7.7 hereof or any constructive discharge of any of the employees required to be retained by Buyer pursuant to Section 7.7 resulting from the failure of Buyer to offer such employees compensation and benefits comparable to those currently payable to such employees by Seller under the terms of their employment arrangements with Seller), Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties against any and all costs, expenses, liabilities and losses arising under WARN attributable to Buyer's actions.

         7.6 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date, any further action is necessary to carry out the purposes of this Agreement, the parties to this Agreement and their duly authorized representatives shall take all such action. Without limiting the generality of the foregoing, if, after the Closing Date, Buyer seeks indemnification or recovery from one or more other parties to an Assumed Contract or otherwise seeks to enforce such Assumed Contract and, in order to obtain such indemnification, recovery or enforcement, it is necessary for Seller to initiate a suit, participate in any enforcement proceeding or otherwise provide assistance to Buyer, then, at the request and the sole expense of Buyer, Seller shall take such action as Buyer may reasonably request in connection with Buyer's efforts to obtain such indemnification, recovery or enforcement.

         7.7 EMPLOYEE BENEFITS. (a) Buyer shall offer employment, commencing as of the Closing Date, to each employee of Seller listed on
Schedule 3.1(p). Seller shall assist Buyer in effecting an orderly change of employment, as of the Closing Date, of all employees of Seller who accept offers of employment by Buyer. Nothing contained in this Section 7.7 shall confer upon any former, current or future employee of Seller or Buyer, or any legal representative or beneficiary thereof, any rights or remedies, including without limitations any right to employment or continued employment by Seller or Buyer, of any nature, for any specified period, or cause the employment status of any former, present or future employee of Buyer to be other than terminable at will. Buyer shall offer to all employees of Seller who accept offers of employment with Buyer benefits which are substantially similar to those currently offered by Buyer to its similarly situated employees. Such former employees of Seller shall, in connection with any such benefits, receive credit for all periods of employment by Buyer and by Seller. Each employee of Seller who accepts employment with Buyer at the Closing shall be eligible to participate in the Employee Benefit Plans of the Buyer, provided such employee was participating in a comparable Employee Benefit Plan of the Seller. Eligibility in the Buyer's Employee Benefit Plans, for the applicable employees, will begin no later than the first day of the month following the Closing, except in the case of the qualified retirement plan maintained by the Buyer ("Buyer's Savings Plan"). Eligibility in the Buyer's Savings Plan will begin on the earlier of the April 1 and July 1 following or coinciding with the Closing Date. Buyer shall waive (or cause to be waived by any plan administrator or provider) any conditions or restrictions of any of Buyer's Employee Benefit Plans for which such employees may be eligible as employees of Buyer relating to pre- existing conditions, so long as such pre-existing conditions are not excluded from coverage under Seller's Employee Benefit Plans.

                 (b) Seller shall cause all participants in any plan that is intended to be qualified under Section 401(a) of the Code who become employees of Buyer in connection with the transactions contemplated by this Agreement to become 100% vested in their accrued benefits under such plan as of the Closing.

                 (c) With respect to those employees who accept an offer of employment with Buyer in connection with the transactions contemplated by this Agreement and become eligible to participate in the Buyer's Savings Plan (each a "Transferred Employee"), the Buyer agrees to accept a rollover contribution of an eligible rollover distribution, as defined in Section 402(c)(4) of the Code, made from the Seller's Savings Plan if such rollover distribution qualifies as an eligible rollover distribution pursuant to Section 402(c) of the Code and a direct transfer pursuant to Section 401(a)(31) of the Code. To the extent any Transferred Employee owes any amount to Seller's Savings Plan pursuant to the terms of a loan from Seller's Savings Plan, a transfer of such loan shall be made in lieu of a transfer of cash such that the trustee of Buyer's Savings Plan becomes the obligee of the unpaid loan note in place of the trustee of Seller's Savings Plan; further provided, however, that only one such loan per plan participant shall be transferred.

                 (d) Prior to the Closing, Seller will pay all costs of employee bonuses, incentive compensation and related payroll Taxes relating to the Business which are accrued, owed and vested as of 11:59 p.m. on December 31, 1997. Seller agrees that, with respect to all claims by employees of Seller arising from claims incurred on or prior to the Closing Date under all Employee Benefit Plans, whether insured or otherwise, Seller at its own expense shall honor or cause to be honored such claims, whether made before or after the date hereof, in accordance with the terms and conditions of such Employee Benefit Plans. Except as expressly set forth in this Section 7.7, Buyer shall not be obligated to pay, assume, perform or discharge any claim, demand, liability or obligation of any kind whatsoever under any Employee Benefit Plan, and Seller shall indemnify and hold harmless Buyer for any loss, cost, claim, damage, liability or expense which Buyer may suffer or incur as a result thereof.

                 (e) Buyer agrees that it will use reasonable efforts to assure that the Seller's employees who accept employment with the Buyer at the Closing and that have relevant knowledge regarding the administration of the Seller's Savings Plan will reasonably assist Buyer, or an agent appointed by the Buyer, in the termination of the Seller's Savings Plan.


                                   ARTICLE 8

                              CONDITIONS PRECEDENT

         8.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of Buyer and Seller to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) Consents and Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, including, without limitation, those required by the HSR Act.

                 (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

                 (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

         8.2 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

                 (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Seller contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate to such effect signed by the chief executive officer or by the chief financial officer of Seller.

                 (b) Performance of Obligations. Seller shall have performed in all material respects (provided that any covenant or agreement of Seller contained herein that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by it under this Agreement prior to the Closing Date, and Buyer shall have received a certificate to such effect signed by the chief executive officer or by the chief financial officer of Seller.

                 (c) Legal Opinion. Buyer shall have received from Bingham Dana LLP an opinion dated the Closing Date, in substantially the form attached as Exhibit D hereto, which opinion shall expressly provide that they may be relied upon by Buyer's lenders, underwriters, or other sources of financing with respect to the transactions contemplated hereby.

                 (d) Real Estate Title Policy. Buyer shall have received, at Buyer's sole cost, an ALTA owner's title insurance policy in the amount set forth in Schedule 8.2(d) with such endorsements as Buyer may require insuring Buyer's fee simple absolute interest of Seller in each parcel of Owned Real Property and containing no exceptions other than those exceptions (the "Permitted Encumbrances") contained in Schedule B, Part Two of the commitment for title insurance issued by First American Title Insurance Company (Commitment No. 200-000-1113654) attached hereto as Schedule 8.2(d) and all of the requirements set forth therein shall have been satisfied.

                 (e) Financing. Financing contemplated by that certain letter dated February 13, 1998 from Bankers Trust Company which generate gross proceeds to Buyer or one or more of its Affiliates of no less than $37.5 million, shall have been consummated.

                 (f) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Seller pursuant to
Section 9.2 shall have been delivered.

         8.3 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Seller.

                 (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate to such effect signed by the chief executive officer or by the chief financial officer of Buyer.

                 (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects (provided that any covenant or agreement of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) the obligations required to be performed by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate to such effect signed by the chief executive officer or by the chief financial officer of Buyer.

                 (c) Legal Opinion. Seller shall have received from Vinson & Elkins L.L.P. an opinion dated the Closing Date in substantially the form attached as Exhibit E hereto.

                 (d) Closing, Deliveries. All documents and instruments required to be delivered by Buyer pursuant to Section 9.2 shall have been delivered.

                                   ARTICLE 9

                                    CLOSING

         9.1 CLOSING. The Closing will take place at the offices of Vinson & Elkins L.L.P., Dallas, Texas, at 10:00 a.m., local time, on the 3rd business day after the conditions specified in Article 8 have been satisfied or waived by the appropriate party, or at such other place and time as Buyer and Seller may agree (the "Closing Date"). For purposes of this Agreement, each and every event referred to in this Article 9 that is to occur on the Closing Date shall be deemed to have occurred contemporaneously.

         9.2     ACTIONS TO OCCUR AT CLOSING.

                 (a) At the Closing, Buyer shall deliver to Seller (or to the Escrow Agent, Stockholder or to the recipients of any amounts required to pay any Debt, Extraordinary Payments or Transaction Costs, as indicated) the following:

                          (i) Purchase Price. The Purchase Price, as adjusted in accordance with the provisions of Section 2.3(c) and 2.3(d) (less the Working Capital Holdback Amount and the
         Indemnification Holdback Amount) by wire transfer of immediately available funds;

                          (ii) Reductions. Any amounts payable for any Debt, Extraordinary Payments or Seller Transaction Costs by wire transfer of immediately available funds to the persons designated in the Reductions Notice;

                          (iii) Indemnification Holdback Amount. The Indemnification Holdback Amount to the Escrow Agent by wire transfer of immediately available funds;

                          (iv) Working Capital Holdback Amount. The Working Capital Holdback Amount to the Escrow Agent by wire transfer of immediately available funds.

                          (v) Certificates. The certificates referred to in Section 8.3(a) and 8.3(b);

                          (vi) Assumption Agreement. A counterpart of the Assumption Agreement executed by Buyer;

                          (vii) Closing Escrow Agreement. A counterpart of the Closing Escrow Agreement executed by Buyer; and

                          (viii) Legal Opinion. The opinion of counsel referred to in Section 8.3(c).

                 (b) At the Closing, Seller shall deliver to Buyer the following:

                          (i)     Certificates.  The certificates described in
         Section 8.2(a) and 8.2(b);

                          (ii) Bill of Sale and Other Transfer Documents. A counterpart of the Bill of Sale executed by Seller, together with any other assignments and other transfer documents as reasonably requested by Buyer;

                          (iii) Closing Escrow Agreement. A counterpart of the Closing Escrow Agreement executed by Seller;

                          (iv) Legal Opinion. The opinion of counsel referred to in Section 8.2(c);

                          (v) Licenses, Permits, Contracts, Business Records, Etc. To the extent they are in the possession of Seller, copies of all Licenses, Permits, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics and all files and records used by Seller in connection with the Business, which copies shall be available at the Closing or at Seller's principal business offices;

                          (vi) Warranty Deed. A Warranty Deed executed by Seller conveying fee simple title to the Owned Real Property to Buyer, subject only to the Permitted Encumbrances, in proper statutory form for recording together with documentary stamps affixed thereto; and

                          (vii) Reductions. Each of the persons designated in the Reductions Notice shall have executed receipts, payoff letters and UCC-3 termination statements, reasonably acceptable to Buyer, whereby such recipients acknowledge receipt of amounts paid for any Debt, Extraordinary Payments or Seller Transaction Costs.

                 (c) At the Closing, Buyer shall receive from the chief executive officer or chief financial officer of Seller a non-foreign affidavit within the meaning of section 1445(b)(2) of the Code.

                                   ARTICLE 10

                       TERMINATION, AMENDMENT AND WAIVER

         10.1    TERMINATION.  This Agreement may be terminated prior to the
Closing:

                 (a)      by mutual consent of Buyer and Seller;

                 (b)      by either Seller or Buyer;

                          (i) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Sections 8.2(a) and 8.2(b) or Sections 8.3(a) and 8.3(b), as applicable, and (B) cannot be or has not been cured within 20 days (the "Cure Period") following receipt by the breaching party of written notice of such breach;

                          (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents, and such order, decree, ruling, or other action shall have become final and nonappealable;

                          (iii) if the Closing shall not have occurred within 30 days after the Buyer and Seller make the required filings under the HSR Act as required by Section 7.1; provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; provided, further, that so long as Buyer and Seller have filed notifications under the HSR Act in accordance with Section
         7.1 on or prior to the third Business Day following the execution of this Agreement, the right to terminate this Agreement shall be tolled until the third Business Day following the expiration or termination of the waiting period provided by the HSR Act, but in any event no longer than the earlier of the termination of the financing commitment referenced in Section 8.2(e) and 60 days after the Buyer and the Seller make the required filings under the HSR Act as required by
         Section 7.1; or

                 (c)      by Buyer:

                          (i)     pursuant to the provisions of Section 7.4; or

                          (ii) if the Seller does not make the required filings under the HSR Act within three (3) Business Days after the date of this Agreement as required by Section 7.1 hereof.





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
                 (d) By Seller if the Buyer does not make the required filings under the HSR Act or pay the filing fees thereunder within three (3) Business Days after the date of this Agreement as required by Section 7.1 hereof.

         The right of any party hereto to terminate this Agreement pursuant to this Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, no party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other party.

         10.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement by either Seller or Buyer as provided above, there shall be no liability on the part of either Buyer or Seller, except for liability arising out of a breach of this Agreement. Articles 1, 11, and 12, Section 7.4, and this Article 10 shall survive the termination of this Agreement.


                                   ARTICLE 11

                                INDEMNIFICATION

         11.1 INDEMNIFICATION OF BUYER. (a) Subject to the provisions of this Article 11, Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

                 (b) Subject to the provisions of this Article 11, Stockholder agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs arising from a breach by the Seller of its covenants (i) in Section 2.3(f) relating to the Final Adjustment, (ii) to discharge the Excluded Liabilities set forth in clauses
(i), (ii), (v), and (vii) of Section 2.4(a), (iii) in Section 5.10 relating to the Publicker Environmental Matter and (iv) in Section 11.1(a) to indemnify the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs arising out of the Publicker Environmental Matter.

         11.2    INDEMNIFICATION OF SELLER.  Subject to the provisions of this
Article 11, Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

         11.3 DEFENSE OF THIRD-PARTY CLAIMS. An Indemnified Party shall give prompt written notice to any entity or person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article 11 except to the extent that the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

                 (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed Bingham Dana LLP or counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, or (iii) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

                 (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party;

                 (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

                 (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 11 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

         11.4 DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim except to the extent that the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

         11.5 LIMITATIONS ON INDEMNIFIED REPRESENTATION COSTS. Subject to Sections 11.6, 11.8 and 12.17 hereof, the following provisions of this Section
11.5 shall be applicable after the time of the Closing:

                 (a) Minimum Loss. No Indemnifying Party shall be required to indemnify any Indemnified Party for Indemnified Representation Costs unless and until the aggregate amount of such Indemnified Representation Costs for which the Indemnified Parties are otherwise entitled to indemnification pursuant to this Article 11 exceeds $200,000 (the "Minimum Loss"), whereupon the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Representation Costs in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 11.5.

                 (b)      Determination of Breach.  For purposes of determining
(i) whether an Indemnifying Party shall be required to indemnify an Indemnified Party under this Article 11 or (ii) the aggregate amount of Minimum Loss suffered by an Indemnified Party, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein.

                 (c) Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Representation Costs pursuant to this Article 11 unless a written claim for indemnification in accordance with Section 11.3 or
11.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the date that is 15 months after the Closing Date, except that this time limitation shall not apply to any claims for fraud pursuant to
Section 12.17.

                 (d) Recourse Against Escrowed Funds. A Buyer Indemnified Party shall be entitled to payment only out of the Indemnification Holdback Amount pursuant to the terms of this Article 11 and the Closing Escrow Agreement for all amounts due to a Buyer Indemnified Party with respect to any claim by a Buyer Indemnified Party against Seller for Buyer Indemnified Representation Costs payable under this Article 11, except that this limitation shall not apply to claims for fraud pursuant to Section 12.17.

                 (e)      Other Indemnified Costs.  The provisions of this
Section 11.5 shall only be applicable to Indemnified Representation Costs and shall not be applicable to any other Indemnified Costs.

         11.6 RECOURSE FOR PUBLICKER ENVIRONMENTAL MATTER. The parties hereto intend and agree that, notwithstanding anything contained in this
Section 11 to the contrary, any Buyer Indemnified Party entitled to make a claim for indemnification in accordance with Section 11.3 or

Section 11.4 for Buyer Indemnified Costs arising from the Publicker Environmental Matter shall have the option, at its sole discretion, of seeking payment either (i) out of the Indemnification Holdback Amount pursuant to the terms of this Article 11 and in the Closing Escrow Agreement, or (ii) directly from the Stockholder; provided, however, that in no event shall Seller's and Stockholder's liability for such Buyer Indemnified Costs relating to the Publicker Environmental Matter exceed $450,000 in the aggregate.

         11.7 MINIMUM CLAIM. Notwithstanding anything to the contrary stated in this Agreement, if any third-party action or direct claim results in any damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) which do not in the aggregate exceed $5,000, such damages, losses, liabilities, charges, penalties, costs and expenses shall not be deemed to be Indemnified Costs.

         11.8 INSTRUCTIONS TO ESCROW AGENT. Seller hereby covenants and agrees that at any time Seller is or becomes obligated to indemnify a Buyer Indemnified Party for Buyer Indemnified Costs under this Article 11, at Buyer's request, Seller will execute and deliver to the Escrow Agent written instructions to release to the Buyer Indemnified Party such portion of the Indemnification Holdback Amount as is necessary to indemnify the Buyer Indemnified Party for such Buyer Indemnified Costs.


                                   ARTICLE 12

                               GENERAL PROVISIONS

         12.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing. Except as otherwise provided in the next two sentences, the representations and warranties set forth in this Agreement shall terminate on the date that is 15 months after the Closing Date, except that this time limitation shall not apply to any claims for fraud pursuant to Section 12.17. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but such termination shall not affect any claim for a breach of a representation or warranty that was asserted before the date of termination. To the extent that such are performable after the Closing, each of the covenants and agreements contained in each of the Transaction Documents shall survive the Closing indefinitely.

         12.2 FURTHER ACTIONS. After the Closing Date, Seller shall execute and deliver such other certificates, agreements, conveyances, and other documents, and take such other action, as may be reasonably requested by Buyer in order to transfer and assign to, and vest in, Buyer the Assets pursuant to the terms of this Agreement.

         12.3 AMENDMENT AND MODIFICATION. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         12.4 WAIVER OF COMPLIANCE. Any failure of Buyer on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         12.5 SPECIFIC PERFORMANCE. The parties recognize that in the event Seller should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Seller hereby waives the defense that there is an adequate remedy at law.

         12.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

         12.7 EXPENSES AND OBLIGATIONS. Except as otherwise expressly provided in this Agreement or as provided by law, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. Notwithstanding the foregoing, (a) the fee payable to the Escrow Agent shall be borne as provided in the Closing Escrow Agreement, (b) all sales taxes arising out of the transactions contemplated by this Agreement shall be paid by Seller and (c) the filing fee with respect to the filing by Buyer under the HSR Act shall be paid by Buyer. In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

         12.8 PARTIES IN INTEREST. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person (other than the Indemnified Parties as provided in Article 11) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         12.9 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or sent by telecopier or by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      If to Buyer, to

                          Atrium Companies, Inc.
                          1341 West Mockingbird Lane
                          Suite 1200W
                          Dallas, Texas 75247
                          Attention:  Randall S. Fojtasek
                          Facsimile: (214) 631-4231

                          with a copy to

                          Hick, Muse, Tate & Furst Incorporated
                          200 Crescent Court, Suite 1600
                          Dallas, Texas  75201
                          Attention:  Lawrence D. Stuart, Jr.
                          Facsimile:  (214) 740-7313

                          and

                          Vinson & Elkins L.L.P.
                          3700 Trammell Crow Center
                          2001 Ross Avenue
                          Dallas, Texas  75201
                          Attention:  Michael D. Wortley
                          Facsimile: (214) 220-7716

                 (b)      If to Seller, to

                          Masterview Window Company LLC
                          c/o BancBoston Ventures Inc.
                          175 Federal Street
                          Boston, Massachusetts  02110
                          Attention:  Mr. John Cullinane, Jr.
                          Facsimile:  (617) 434-1153

                          with a copy to

                          Bingham Dana LLP
                          150 Federal Street
                          Boston, Massachusetts  02110-1726
                          Attention:  Robert M. Wolf
                          Facsimile: (617) 951-8736

         All notices, requests or instructions given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if telecopied, (iii) five





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
business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

         12.10 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         12.11 ENTIRE AGREEMENT. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

         12.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

         12.13 PUBLIC ANNOUNCEMENTS. Prior to Closing, neither Buyer nor Seller will issue any press release or otherwise make any public statements regarding its business or the transactions contemplated in this Agreement, except as may be required by applicable law or as may be agreed upon among the parties, but in any event Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby.

         12.14 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (a) upon notice to Seller and without releasing Buyer from any of its obligations or liabilities hereunder, Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of Buyer, and (b) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer or Buyer's designee without the consent of Seller. Seller shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Buyer or its institutional lenders may from time to time reasonably request; provided, however, that in no event shall Seller be required to execute an acknowledgment of any such assignment or collateral assignment if such acknowledgment would require Seller to waive or otherwise limit any of its rights or privileges under this Agreement or the other Transaction Documents; provided, further, that unless written notice is given to Seller that any such collateral assignment has been foreclosed upon, Seller shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's assigns.

         12.15 DIRECTOR AND OFFICER LIABILITY. The directors, officers, and stockholders of Buyer and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that Seller may assert) other than as an assignee of this Agreement.

         12.16   [INTENTIONALLY OMITTED].

         12.17 NO WAIVER RELATING TO CLAIMS FOR FRAUD. The liability of any party under Article 11 shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section 11.5(a) (relating to Minimum Loss), 11.5(c) (relating to limitations on the period of time during which a claim for indemnification may be brought), 11.5(d) (relating to recourse against escrowed funds), or 11.7 (relating to minimum claims), shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 12.17, nor any reference to this
Section 12.17 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

         IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed as of the date first written above.

                                   SELLER:

                                   MASTERVIEW WINDOW COMPANY LLC


                                   By: /s/ Fred G. Bengtson
                                      ---------------------------------------
                                   Name: Fred G. Bengtson
                                        -------------------------------------
                                   Title: President
                                         ------------------------------------


                                   STOCKHOLDER, SOLELY FOR THE PURPOSES
                                   OF SECTIONS 3.3, 5.1, 5.9, 11.1 AND 11.6
                                   AND ARTICLE 12:

                                   BANCBOSTON VENTURES INC.


                                   By: /s/ John Cullinane
                                      ---------------------------------------
                                   Name: John Cullinane
                                        -------------------------------------
                                   Title: Vice President
                                         ------------------------------------


                                   BUYER:

                                   ATRIUM COMPANIES, INC.


                                   By: /s/ Randall S. Fojtasek
                                      ---------------------------------------
                                       Randall S. Fojtasek
                                       President





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